EXHIBIT 10.1

FORM OF AWARD CERTIFICATE Duke Realty Corporation 2010 Performance Share Plan

Participant Name:
Award Date:

You have been awarded the following grant of Performance Shares under the Duke Realty Corporation 2010 Performance Share Plan. Capitalized terms not otherwise defined in this Award Certificate are as defined in the 2010 Performance Share Plan.

Performance Period
Target Value of Award on Award Date:	$
Fair Market Value of a Share on February 10, 2014:	$
Target Number of Performance Shares:

The number of Shares actually issued upon settlement of this award will equal the sum of (a) the target number of Performance Shares times the Combined Payout Percentage (“Earned Performance Shares”), plus (b) the number of additional Shares that would have been accumulated if the Earned Performance Shares had been issued by the Company on the first day of the Performance Period and all dividends paid by the Company with respect to such Shares had been reinvested in Company Shares at a price equal to the Fair Market Value of one Share on the ex-dividend date. In no event will dividend equivalent shares be issued with respect to Performance Shares that are not earned. The Combined Payout Percentage shall equal the simple average of the AFFO Payout Percentage, the Total Shareholder Return (“TSR”) Payout Percentage and the Leverage Metrics Payout Percentage as determined under the following tables. The “Leverage Metrics Payout Percentage” shall mean the simple average of the Fixed Charge Coverage Ratio Payout Percentage and the Debt Plus Preferred to EBITDA Ratio Payout Percentage:

Performance Level	Average Annual Growth in AFFO per Share for the Performance Period	AFFO Payout Percentage
Superior
Target
Threshold

Performance Level	Annualized TSR Percentile Rank for the Performance Period	TSR Payout Percentage
Superior
Stretch
Target
Threshold

Performance Level	Fixed Charge Coverage Ratio Payout Percentage	Fixed Charge Coverage Ratio Payout Percentage Payout Percentage
Superior
Target
Threshold

Performance Level	Debt Plus Preferred to EBITDA Ratio	Debt Plus Preferred to EBITDA Ratio Payout Percentage
Superior
Target
Threshold

The AFFO and Leverage Metrics Payout Percentages shall be interpolated between the Threshold and Superior performance levels, with the maximum Payout Percentages equal to 200%. The TSR Payout Percentage shall not be interpolated. For example, if the Average Annual Growth in AFFO per Share for the Performance Period was 1.5%, the Annualized TSR for the Performance Period was in the 60th Percentile, Fixed Charge Coverage Ratio was 2.8 and the Debt Plus Preferred to EBITDA Ratio was 7.0, then the Combined Payout Percentage would equal [75% (AFFO Payout Percentage) + 100% (TSR Payout Percentage) and 112.5% (the average of the two Leverage Metric Payout Percentages)] divided by 3, or 95.83%. A payout percentage shall be zero percent if the threshold performance level is not attained.

Average Annual Growth in AFFO Per Share Computation
Except as provided below in the case of a Change in Control, Average Annual Growth in AFFO per Share shall mean the simple average of the Annual Growth in AFFO per Share for the three calendar years of the Performance Period. Annual Growth in AFFO per Share for a calendar year shall mean the percentage by which AFFO for the applicable calendar year exceeds AFFO for the prior calendar year. AFFO growth may be a negative percentage. AFFO shall be computed in a consistent manner from year to year and in accordance with disclosures made by the Company in its SEC filings or applicable supplemental data filed on the Company’s website. In general, AFFO means core Funds from Operations less recurring building improvements and second generation capital expenditures and adjusted for certain non-cash items such as straight line rental income, non-cash components of interest expense and stock compensation expense, and after similar adjustments for unconsolidated partnerships and joint ventures.
Annualized TSR Computation
Except as provided below in the case of a Change in Control, Annualized TSR for the Performance Period shall mean the annualized return, assuming annual compounding, that would cause (a) the Fair Market Value of one share of Stock on the date immediately preceding the beginning of the Performance Period, to equal

(b) the sum of (i) the Fair Market Value of one share of Stock at the end of the Performance Period and (ii) the cumulative value of the Company’s dividends paid over the Performance Period, assuming the reinvestment of such dividends into Stock on the ex-dividend date.
The Company’s Annualized TSR for the Performance Period shall be compared to the Annualized TSR for the Performance Period computed in a consistent manner for the following companies (“Peer Group”):
Percentile Rank shall mean the percentage that is (a) the number of Peer Group companies with an Annualized TSR that is less than the Company’s Annualized TSR, divided by (b) the total number of companies in the Peer Group. For example, if 4 of the Peer Group companies had an Annualized TSR over the Performance Period that was less than the Company’s Annualized TSR, the Annualized TSR for the Performance Period would be in the 40th percentile [4/10].
In the event any of the companies in the Peer Group cease to be traded on a nationally recognized stock exchange during the Performance Period, such company shall be removed from the Peer Group and excluded from the percentile computations. However, if the reason for the cessation of trading was due to bankruptcy, insolvency or, at the discretion of the Committee, the acquisition of the company as the result of financial distress, the Annualized TSR performance of such company will be treated as underperforming the Company’s Annualized TSR.
Leverage Metrics Computations Except as provided below in the case of a Change in Control, Fixed Charge Coverage Ratio shall mean Core EBITDA divided by [interest expense + preferred dividends + capitalized interest].
Except as provided below in the case of a Change in Control, Debt plus Preferred to EBITDA Ratio shall mean [Company debt + preferred stock - cash] divided by Core EBITDA.
Core EBITDA and each of the components thereof used in the above definitions shall be annualized based upon amounts for the final quarter of the Performance Period except that Core EBITDA and earnings shall be adjusted (i) to include a full quarter’s EBITDA and earnings from properties acquired during the quarter and for development projects that were placed in service during the quarter, and (ii) to exclude all EBITDA and earnings from properties that were sold during such quarter.
Core EBITDA shall mean earnings before interest, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude gains or losses on land or other property sales, gains or losses pertaining to acquisitions, impairment charges, capital transactions, and severance charges related to major overhead restructuring activities.
All components (e.g., Core EBITDA, debt, cash, interest expense, etc.) of the Leverage Metric computations shall be determined in a manner consistent with the disclosures made in the applicable quarterly Supplemental Information report contained on the Company’s website. In addition, each component shall be adjusted to include the Company’s applicable share of such components from joint ventures.
In the event that a major capital transaction (including the issuance or redemption of debt, preferred stock or common stock) occurred during the quarter, proforma adjustments shall be made to the applicable components of the Leverage Metric computations as if such capital transaction had occurred at the beginning of the quarter.

Retirement Provisions
“Retirement” means Participant’s termination of employment with the Company or an Affiliate, other than a Termination for Cause, on or after Participant attains the age of 55 years provided that, as of the date of termination, the sum of the number of whole years of Participant’s employment with the Company or an Affiliate plus Participant’s age totals at least 65 years.
Compensation Recoupment Policy
This Award shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Participant and to Awards of this type.
Change in Control Provisions
For purposes of Section 5.8 of the Performance Share Plan:

•
If a Change in Control occurs prior to the second anniversary of the beginning of the Performance Period, the AFFO per Share performance level shall be deemed to be at target and, therefore, the AFFO Payout Percentage shall be 100%. If a Change in Control occurs on or after the second anniversary of the beginning of the Performance Period and prior to the end of the Performance Period, the Average Annual Growth in AFFO per Share shall equal the simple average of the Annual Growth in AFFO per share for the first two calendar years of the Performance Period, and the AFFO Payout Percentage shall be determined accordingly.

•
If a Change in Control occurs prior to the second anniversary of the beginning of the Performance Period, the Annualized TSR performance level shall be deemed to be at target and, therefore, the TSR Payout Percentage shall be 100%. If a Change in Control occurs on or after the second anniversary of the beginning of the Performance Period and prior to the end of the Performance Period, the Annualized TSR shall be determined based on the number of full and partial years from the beginning of the Performance Period to the date of the Change in Control. The Average Annual TSR, if applicable, shall be determined based on the number of full and partial years from the beginning of the Performance Period to the date of the Change in Control.

•
If a Change in Control occurs prior to the second anniversary of the beginning of the Performance Period, each of the Leverage Metric performance levels shall be deemed to be at target, and therefore the Leverage Metric Payout Percentage shall be 100%. If a Change in Control occurs on or after the second anniversary of the beginning of the Performance Period and prior to the end of the Performance Period, the Leverage Metric Payout Percentage shall be equal to the greater of (i) 100%, or (ii) the Leverage Metric Payout Percentage computed using the most recent full quarter preceding the date of the Change in Control.

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By your signature and the Company’s signature below, you and the Company agree that these grants are awarded under and governed by the terms and conditions of the Duke Realty Corporation 2010 Performance Share Plan and this Award Certificate.

PARTICIPANT

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Date

COMPANY
Duke Realty Corporation

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